Exhibit 4.15

OPTION AGREEMENT

This Option Agreement (this "Agreement ") is concluded by the following Parties on March 2, 2020 in Beijing, People's Republic of China (" China "):

Party A: Beijing Lianji Future Technology Co., Ltd., with registered address of No.2-004,2/F ,11 Wanliuzhong Road, Haidian District, Beijing; and the legal representative of Wu Longming

Party B: Kaiming HU, ID Card No. ******;

Party C: Beijing Kuali Yitong Technology Co., Ltd.

Address: Room 3028, Floor 3, No. 18, Shangdi Xinxi Road, Haidian District, Beijing

Legal Representative: Kaiming Hu

In this Agreement, any Party individually is referred to as "the Party" or "the other Party ", and collectively are referred to as" the Parties ".

WHEREAS:

i.	Party A is a foreign-funded enterprise established in accordance with the Chinese law;
ii.	Party C is a limited liability company established subject to the Chinese law;
iii.	Party B is a Chinese citizen. Kaiming HU holds 100% equity of Party C as registered shareholder of Party C, ("equity");
iv.	Party A, Party B and Party C have signed the Equity Pledge Agreement ("Equity Pledge Agreement") on March 2, 2020;
v.	Party A, Party C and its shareholders have signed the Business Operation Agreement ("Business Operation Agreement") on March 2, 2020.

THEREFORE, through friendly negotiations, the Parties hereby jointly agree to abide by the following:

A.	Option
i.	Option Granted

Party B hereby grants Party A an exclusive, irrevocable and without any additional conditions the right of option, according to which Party A shall have the right to purchase from Party B at any time at the price specified in Section A.iii. of this Agreement, subject to the permission of Chinese law, in accordance with Party A's own steps for exercise, or at any time by Party A's designated person or persons (the "designated person ") to purchase all or part of Party C's equity held by Party B, or one exclusive right (the" right to purchase ") of all or part of the assets owned by Party C. No other third party shall have the right of purchase except Party A and/or the designated person. The "person" stipulated in this Agreement includes individuals, companies, joint ventures, partnerships, enterprises, trusts or non-corporate organizations.

ii.	Steps for exercise of purchase option

Party A and/or the designated person may exercise the right of purchase by giving Party B a written notice (" Purchase Notice ") of the sample listed in Appendix I to this Agreement specifying its share of the equity to be purchased from Party B (" Purchased Equity ") or the total amount of assets and the manner in which it will purchase from Party C.

Within seven (7) working days after Party B receives the notice of purchase, depending on the circumstances, Party B shall sign an equity transfer contract with Party A and/or the designated person in accordance with the requirements of the purchase notice or Party C shall sign an asset transfer contract with Party A and/or the designated person in accordance with the requirements of the purchase notice to determine the transfer of the purchased equity or assets to Party A and/or the designated person as soon as possible.

iii.	Purchase Price
a)	Party A exercises its right of purchase, the purchase price of the purchased equity (" equity purchase price") or the purchase price of the purchased asset (" asset purchase price ") shall be at nominal or nominal prices unless the Chinese laws and regulations applicable at the time require an assessment of the purchased equity or assets or other restrictive provisions regarding the price of the equity or assets; If the Chinese laws and regulations applicable when Party A exercises the right of purchase do not allow the transfer at nominal or symbolic price, the purchase price of the equity shall be equal to the original investment price (" original investment price ") paid by Party B for the equity purchased, and the purchase price of the asset shall be equal to the book value of the asset.
b)	If the Chinese laws and regulations applicable when Party A exercises the right of purchase require the evaluation of the purchased equity or assets or other restrictive provisions against the price of the equity or assets, Party A and Party B agree that the purchase price shall be the minimum price allowed by the applicable law. If the minimum price allowed by the law is higher than the original investment price corresponding to the purchased equity and the book value corresponding to the purchased assets, Party B shall pay Party A the remaining amount of the excess after deducting all taxes and fees paid by Party B in accordance with the applicable Chinese laws and regulations.
iv.	Transfer of Acquired Equity or Assets

After Party A gives notice of purchase under this Agreement, Party B shall instruct Party C to hold a shareholders' meeting in time, at which Party B shall facilitate the adoption of a resolution authorizing Party B to transfer equity to Party A and/or the designated person, and Party C to transfer assets to Party A and/or the designated person;

a)	Party B shall sign the declaration of waiver of the preemptive right as listed in Appendix II to this Agreement and agree to waive the preemptive right for the other part of Party C;
b)	Party B shall sign an equity transfer contract with Party A and/or the designated person for each transfer in accordance with this Agreement and the relevant purchase notice of the purchased equity;
c)	Party C shall, together with Party A and/or the designated person, sign the assets transfer agreement in accordance with this Agreement or the provisions regarding the purchase notice of purchased assets for each transfer.
d)	The Parties shall sign all other required contracts, agreements or documents, obtain all required government approval and consent, and take all required actions to give Party A and/or the designated person effective ownership of the purchased equity without any security interest and to make Party A and/or the designated person the registered owner (if applicable) of the purchased equity in the administration of industry and commerce, and such equity or assets shall be free from any third party interest. In this section and this Agreement ," security interests "includes warranties, mortgages, pledges, third party rights or interests, any share purchase, acquisition rights, preemptive rights, rights of offset, retention of title or other security arrangements, etc., but does not include any security interests arising under the Equity Pledge Agreement.
e)	Party B and Party C shall unconditionally assist Party A in obtaining all government approval, licensing, registration, filing and completion of all necessary procedures required for the transfer of the purchased equity, assets.
v.	The payment method of the purchase price shall be determined by Party A and / or the designated person in consultation with Party B in accordance with the requirements of the law applicable to the exercise of the right to purchase, and shall be clearly stipulated in the equity transfer contract or the asset transfer contract signed at the time of each exercise of the right to purchase.

B.	The Convenants of Party B and Party C
i.	Without the prior written consent of Party A, the constitutional documents of Party C shall not be supplemented, altered or modified in any form; its registered capital shall not be increased or reduced, and its registered capital structure shall not be altered otherwise;
ii.	Without the prior written consent of Party A, do not sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest in any equity at any time from the date of signing of this Agreement, or allow any other security interest to be established on it, but according to Equity Pledge Agreement, except for the pledge rights set in the equity of Party C;
iii.	Without the prior written consent of Party A, Party B will not vote at the shareholders' meeting of Party C to agree or support or sign any shareholders' meeting resolution authorizing the sale, transfer, mortgage or other disposition of any equity interest, or permit the establishment of any other security interest on it, except to Party A or its designated person;
iv.	Party B and Party C agree that Party A may transfer all its rights and obligations under this Agreement to any third party, but only after Party A gives written notice to Party B and Party C, without further permission from Party B or Party B’s shareholders;
v.	Without the prior written consent of Party A, Party B will not vote at the shareholders' meeting of Party C to agree, support or sign any shareholder resolution to approve the merger or union of Party C with any person, or to acquire or invest in any person;
vi.	Maintain the existence of Party C in accordance with sound financial and commercial standards and practices, to conduct its business and settle matters prudently and efficiently; and ensure that all business is carried out throughout the normal course of business in order to maintain the value of Party C's assets and to refrain from any action/inaction that would affect its operating conditions and the value of its assets;
vii.	No action and/or omission which may have any significant impact on the assets, business and liabilities of Party C shall be carried out without the prior written consent of Party A; no lawful or beneficial interest in the sale, transfer, mortgage or other disposition of any assets, business or income of Party C at any time from the date of signing of this Agreement without the prior written consent of Party A, or any other security interest allowed in it;
viii.	Without the prior written consent of Party A, Party C shall not incur, inherit, guarantee or permit the existence of any debts, except (i) debts arising in the course of normal or daily business and not through borrowing; and (ii) debts that have been disclosed to Party A and with the written consent of Party A;
ix.	Without the prior written consent of Party A, Party C shall not enter into any significant contract, except in the ordinary course of business (for the purposes of this paragraph, if the value of a contract exceeds $10,000(USD300,000.00), it shall be considered a significant contract);
x.	Without the prior written consent of Party A, Party C shall not provide loans or credit to any person, except for other receivables or fund transfers arising in the course of Party C's normal operation;
xi.	Without the prior written consent of Party A, Party B shall not appoint or remove any directors, supervisors or other management personnel of Party C who shall be appointed or removed by Party B. To provide Party A with information on the operation and financial status of Party C at its request;
xii.	Upon the request of Party A, Party C shall purchase and hold the insurance from the insurance company accepted by Party A in the same amount and type of insurance maintained in accordance with the amount and type of insurance normally covered by the company in which Party C operates similar business in the same area and owns similar property or assets;
xiii.	Notify Party A immediately of any litigation, arbitration or administrative proceedings that occur or may occur in connection with the ownership of Party B's equity, Party C's assets, business and income;

xiv.	In order to maintain Party B's ownership of the equity, sign all necessary or appropriate documents, take all necessary or appropriate actions and make all necessary or appropriate claims or make necessary and appropriate defences against all claims;
xv.	In order to maintain C's ownership of all its assets, sign all necessary or appropriate documents, take all necessary or appropriate actions and raise all necessary or appropriate claims or contest all claims as necessary and appropriate;
xvi.	Without the prior written consent of Party A, Party C shall not pay dividends to its shareholders in any form, but shall immediately distribute all its distributable profits to its shareholders in whole or in part upon the written request of Party A;
xvii.	Enable the shareholders' meeting of the company to vote in favour of the transfer of the acquired equity under this Agreement;
xviii.	To appoint the persons nominated by Party A as directors and senior managers of Party C upon the request of Party A;
xix.	Party B shall exercise all its rights as a shareholder of Party C only under the written authorization of Party A and at the request of Party A;
xx.	Strictly abide by the provisions of this Agreement and other contracts signed jointly or separately by Party B, Party C and Party A, and effectively fulfill their obligations under such contracts without any action/inaction that would affect the validity and enforceability of such contracts;
xxi.	Party B warrants not to make or authorize in any way any resolution, instruction, consent or order from others (including, but not limited to, the directors of the company nominated by Party B) to engage Party C in any transaction that will or may materially affect the assets, rights, obligations or business of Party C (including its branches, subsidiaries and affiliated companies)(hereinafter referred to as "prohibited transactions "), or to sign any agreement, contract, memorandum or other form of transaction document (hereinafter referred to as" prohibited documents "), nor to as "prohibited transactions ".
xxii.	During the validity of this Agreement, Party B shall make its best efforts to develop the business of Party C and guarantee that Party C shall operate legally and in accordance with the law, and that it shall not carry out any action or inaction which may impair the assets, goodwill or the validity of Party C's operating license.

C.	Representation and Warrants of Party B and Party C

Party B and Party C hereby represents and warrants to Party A the following on the date of signing of this Agreement and each transfer date:

i.	Party B and Party C have the power to sign and deliver this Agreement and any equity transfer contract or asset transfer contract (each referred to as a "contract of assignment ") entered into under this Agreement and for each transfer of the acquired equity or assets to which it is a Party, and to perform its obligations under this Agreement and any contract of assignment. This Agreement and the contracts of assignment to which it is a Party, once signed, shall constitute a legal, valid and binding obligation upon it and may be enforced in accordance with its terms;
ii.	Neither the signing and delivery of this Agreement nor any contract of assignment, the performance of obligations under this Agreement or any contract of assignment shall not (i) result in a breach of any relevant Chinese laws and regulations ;(ii) conflict with its constitutional or other organizational documents ;(iii) result in a breach of any contract or document to which it is a party or binding, or constitute a breach of any contract or instrument to which it is a party or binding ;(iv) result in a breach of any valid and (continued) granting of any conditions relating to it; or (v) results in the suspension or revocation or conditionalities of any licence or approval granted to him;
iii.	Party C has good and sellable ownership of all assets and Party C does not have any security interest of the assets;
iv.	Party C has no outstanding debts except (i) debts incurred in its normal course of business and (ii) debts disclosed to Party A and agreed in writing by Party A;
v.	Party C complies with all Chinese laws and regulations applicable to asset acquisitions;

vi.	There are no ongoing or pending or possible litigation, arbitration or administrative proceedings relating to the equity owned by Party B, the assets of Party C or the Company;
vii.	Party B has a good and fully sellable right to the equity in which it has no security interest, but does not include the security interest as agreed in the Equity Pledge Agreement

D.	Default
i.	If either Party (the "Default Party") violates any of the provisions of this Agreement and will cause damage to the other party (the "Indemnified Party"), the Indemnified Party may issue a written notice to the Default Party to immediately remedy and correct its breach; if the Default Party fails to take measures to satisfy the Indemnified Party within fifteen (15) days from the date of the above written notice, the Indemnified Party may immediately take other relief measures in accordance with the methods specified in this Agreement or through legal means.
ii.	The following matters constitute a breach by Party B:
a)	Party B violates any provisions of this Agreement, or any statements and undertakings made by Party B in this Agreement are materially wrong, false and incorrect;
b)	Party B assign, otherwise transfer or pledge any of its rights under this Agreement without the prior written consent of Party A;
c)	This Agreement and/or the Equity Pledge Agreement become void or unenforceable.
iii.	In case of breach of contract by Party B or violation of the provisions of the Equity Pledge Agreement and/or the Business Operation Agreement, Party A may require Party B to immediately transfer all or any part of the purchased equity to Party A and/or the designated person at the equity purchase price.
iv.	Once Party A has realized the pledge in accordance with Section K of the Equity Pledge Agreement, and Party A has obtained the relevant proceeds and payments for the realization of the pledge, Party B shall be deemed to have fully fulfilled its obligations under this Agreement, and Party A will not make any further requests to Party B for payment in this regard.
v.	Notwithstanding other provisions of this Agreement, the effect of Section D of this Agreement shall not be affected by the termination of this Agreement.

E.	Assignment of Agreement
i.	Party B shall not transfer its rights and obligations under this Agreement to any third party except with the prior written consent of Party A; in the event of Party B's death and loss of civil capacity, Party B agrees to transfer its rights and obligations under this Agreement to the person designated by Party A immediately.
ii.	This Agreement shall be binding on Party B and its successors or heirs and shall be valid for Party A and each of its successors, heirs or assigns permitted by Party A.
iii.	Party B hereby agrees that Party A shall have the right to transfer all of its rights and obligations under this Agreement to other third parties as necessary. Party A only needs to give written notice to Party B at the time of such transfer, and no further consent of Party B is required for such transfer.

F.	The Effectiveness and Validity of the Agreement
i.	This Agreement shall be established and enter into force since the date of signing.
ii.	This Agreement shall be valid for ten (10) years unless it is terminated in advance in accordance with this Agreement or the terms of the respective agreement entered into separately by the Parties. This Agreement can be extended by written confirmation of Party A before the expiration of the validity term; the extension period shall be determined by Party A.
iii.	If the term of operation (including any extension period) of Party A or Party C expires or terminates for other reasons within the term specified in Section F.ii. , this Agreement shall terminate upon the termination of that Party, except where Party A has transferred its rights and obligations under this Agreement.

G.	Termination of Agreement
i.	At any time during the term of validity and extension of this Agreement, if Party A is unable to exercise its rights in accordance with Section A of this Agreement due to the laws applicable at that time, Party A may, at its discretion, issue written notice to Party B to terminate this Agreement unconditionally without any liability.
ii.	Party C's obligations under this Agreement shall be discharged at the time of termination if Party C terminates during the term of validity and extension of this Agreement due to bankruptcy, dissolution or being ordered to close by law.
iii.	Except the circumstances referred to in Section G.ii. of this Agreement, Party B and Party C shall under no circumstances request termination of this Agreement at any time during the term of validity and extension of this Agreement.

H.	Taxes and Expenses

Each party shall bear any and all taxes and expenses incurred or levied on the Party in accordance with Chinese law for the preparation and signing of this Agreement and each assignment contract and for the completion of the transactions formulated in this Agreement and each assignment contract.

I.	Confidentiality
i.	The Parties to this Agreement acknowledge and determine that any oral or written information exchanged with each other regarding this Agreement is confidential. All such information shall be kept confidential by the Parties and no relevant information shall be disclosed to any third party without the written consent of the other party, except:
a)	The information is known or will be known to the public (but not disclosed to the public by one of the receiving parties);
b)	Information to be disclosed under applicable law or rules or regulations of a stock exchange; or
c)	If any party is required to disclose to its legal or financial counsel information relating to a transaction under this Agreement, the legal or financial counsel shall also be subject to a duty of confidentiality similar to this provision. The disclosure by any staff member or employing agency of either party shall be regarded as the disclosure by that party and shall be liable for breach of contract in accordance with this Agreement. This clause remains in force regardless of whether this Agreement is void, rescinded, terminated or unoperable for any reason.
ii.	After the termination of this Agreement, one Party shall, at the request of the other Party, return, destroy or otherwise process all documents, information or software containing confidential information and cease to use such confidential information.
iii.	Notwithstanding other provisions of this Agreement, the effect of Section I shall not be affected by the suspension or termination of this Agreement.

J.	Notification

Notice or other communication issued by either party under this Agreement shall be made in writing and sent by special person to the other party at the following address or other designated address by other party at any time. The date on which the notice is deemed to have actually been delivered shall be determined as follows:As for the notice delivered by a designated person, the day on which the delivery is accomplished shall be deemed as actually delivered ;(b) As for the notice sent by letter, the seventh (7) day after the postage-paid registered air mail (marked on the postmark), or the fourth (4) day after delivery to an internationally recognized delivery service will be deemed as actually delivered ;(c) As for the notice sent by fax, the receiving date on the confirmation of transmission of the document shall be deemed to have been delivered; and (d) As for the notice sent by e-mail, the time the e-mail enters the EDI system of the e-mail box provided by the delivered Party shall be deemed to have actually been delivered.

Party A: Beijing Lianji Future Technology Co., Ltd.

Contact: Wu Longming

Address: No.2-004,2/F ,11 Wanliuzhong Road, Haidian District, Beijing

Party B: Hu Kaiming

Party C: Beijing Kuali Yitong Technology Co., Ltd.

Contact: Hu Kaiming

Address: Room 3028, Floor 3, No. 18, Shangdi Xinxi Road, Haidian District, Beijing

K.	Applicable Law and Dispute Resolution
i.	The conclusion, validity, performance, modification, interpretation and termination of this Agreement and the settlement of disputes shall comply with the Chinese law.
ii.	Any dispute arising from or in connection with the execution of this Agreement shall be settled by friendly negotiation between the Parties.
iii.	If, within thirty (30) days of a request by one of the parties for a negotiated settlement of the dispute, no settlement agreement has been reached, either party may submit the dispute to the Hong Kong International Arbitration Centre for arbitration. Arbitration shall be conducted in accordance with the arbitration rules in force at that time of the Hong Kong International Arbitration Centre, and the place of arbitration shall be Hong Kong. All procedures for arbitration shall be in Chinese. The arbitral award is final and binding on either party and the parties agree to be bound by the arbitral award and execute accordingly. When any dispute arises and any dispute is under arbitration, the parties may exercise other rights under this Agreement and shall perform other obligations under this Agreement in addition to the matters in dispute.

L.	Others
i.	The title of this Agreement is intended solely for ease of reading and shall not be used to interpret, illustrate or in other aspects affect the meaning of the provisions of this Agreement.
ii.	The Parties confirm that this Agreement, once in force, constitutes a complete Agreement and consensus reached by the Parties on the contents of this Agreement and completely supersedes all oral or/and written agreements and consensus reached by the Parties prior to this Agreement relating to the contents of this Agreement.
iii.	This Agreement shall be binding on the parties to this Agreement and their respective heirs, successors and permitted assignees and made only for the benefit of the above mentioned persons.
iv.	Any rights, powers and remedies conferred upon the Parties by any provision of this Agreement shall not exclude any other rights, powers or remedies enjoyed by that party under the provisions of the law and other provisions under this Agreement, and the exercise by one party of its rights, powers and remedies shall not exclude the exercise of other rights, powers and remedies enjoyed by that party.
v.	Failure by any party to this Agreement to exercise or fail to exercise timely its rights, powers and remedies (" the rights of that party ") under this Agreement or Law shall not be deemed to be a waiver of such rights, nor shall it affect the future exercise by that party of such rights in other ways as well as of other rights of that party.
vi.	If any provision of this Agreement is found to be void, invalid or unenforceable by a competent court or arbitral institution, it shall not affect or impair the validity and enforceability of other provisions. However, the parties to this Agreement shall cease to perform such void, invalid and unenforceable provisions and, to the extent closest to their original intent, amend them only to the extent that they are valid and enforceable against such particular facts and circumstances.

vii.	Consent and confirm that the "(prior)written consent of the Pledgee " under this Agreement means that the matter shall be subject to the approval of the board of directors of the Pledgee and shall be notified to Party B and Party C as agreed in Section J of this Agreement.
viii.	Matters not covered by this Agreement shall be determined through consultation between the Parties. The Parties shall amend and supplement this Agreement by written agreement. The modified and supplementary agreements relating to this Agreement duly signed by the Parties are an integral part of this Agreement and have the same legal effect as this Agreement.
ix.	The original of this Agreement has three (3) duplicates. Each party holds one (1), and the other originals are used to submit to the equity pledge registration institution for the registration of equity pledge. Each original has the same legal effect.
x.	The Appendix to this Agreement constitutes an integral part of this Agreement and has the same legal effect as this Agreement.

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Hereby, each party has personally or prompted its legally authorized representative to sign this Agreement on the date and address listed in the first part of this Agreement, in witness whereof.

Beijing Lianji Future Technology Co., Ltd.

(Seal)

/s/ Seal of Beijing Lianji Future Technology Co., Ltd.

Signature of legal representative

/s/ Longming Wu

Name: Longming Wu

Hereby, each party has personally or prompted its legally authorized representative to sign this Agreement on the date and address listed in the first part of this Agreement, in witness whereof.

/s/ Kaiming Hu

Hereby, each party has personally or prompted its legally authorized representative to sign this Agreement on the date and address listed in the first part of this Agreement, in witness whereof.

Beijing Kuali Yitong Technology Co., Ltd.

(Seal)

/s/ Seal of Beijing Kuali Yitong Technology Co., Ltd.

Signature of legal representative

/s/ Kaiming Hu

Name: Kaiming Hu